                   SHARE CONTRIBUTION AGREEMENT


     THIS SHARE CONTRIBUTION AGREEMENT is effective as of the 8th day of May, 1996, between FORD MOTOR COMPANY, a Delaware corporation (the "Company") and ASSOCIATES FIRST CAPITAL
CORPORATION, a Delaware corporation ("Associates").

                           WITNESSETH:

     WHEREAS, the Company owns of record all of the outstanding Common Stock of Associates International Holdings Corporation (10 Shares) (the "AIHC Shares"), all of the outstanding Common Stock of Associates Financial Services Company of Puerto Rico (15,000 shares) (the "AFCC Shares"), all of the outstanding Common Stock of Financial Reassurance Company Limited (3,693 shares) (the "FRCL Shares"), all of the outstanding Common Stock of AIC Associates Canada Holdings Inc. (1,000,001 shares) (the "AIC Canada Shares"), and all of the outstanding capital stock of Associates Capital Corporation of Canada, consisting of 1,000 shares of Common Stock, 1,500 Special Shares and 500,000 shares of Series I First Preferred Stock (the "ACCC Shares", and, together with the AIHC Shares, the AFSC Shares, the FRCL Shares, the ACONA B.V. Share, the AIC Canada Shares, the "Shares");

     WHEREAS, the Shares have been independently determined to have an aggregate fair market value of $684,506,400; and

     WHEREAS, the Company has determined that it is advisable for business reasons and in its best interest to contribute the Shares to Associates, upon the terms and subject to the conditions set forth in this agreement, as part of the reorganization of the Company's financial services businesses, and Associates has determined that it is advisable for business reasons and in its best interest to accept the contribution of the Shares in exchange for the issuance to the Company of an equivalent value of Class A Common Stock, $.01 par value per share, of Associates, with the number of shares of said Class A Common Stock to be determined based on the initial public offering price thereof of $29.00 per share.

     NOW, THEREFORE, in consideration of the mutual covenants in this agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                            ARTICLE I

                      CAPITAL CONTRIBUTIONS

     The Company agrees to contribute the Shares to Associates in exchange for 23,603,669 shares of Class A Common Stock, $.01 par value per share, of Associates. Associates agrees to issue to the Company said number of shares of Class A Common Stock against receipt of the Shares. The Company hereby acknowledges receipt on the date hereof of 23,603,669 shares of Class A Common Stock of Associates, and Associates hereby acknowledges receipt on the date hereof of the Shares.

                            ARTICLE II

                        POWER OF ATTORNEY

     In furtherance of the contribution of the Shares by the Company to Associates, the Company hereby irrevocably constitutes and appoints Associates as its attorney to transfer the Shares on the books of the respective corporations, the shares of which are being transferred.

                           ARTICLE III

                  REPRESENTATIONS AND WARRANTIES

     2.1  Representations and Warranties of the Company.  The
Company represents and warrants to Associates that:

          (a) it is a corporation duly incorporated, organized and validly existing under the laws of the State of Delaware;

          (b) it has the corporate power and capacity to, and has taken all corporate action necessary to, enter into, execute, deliver and perform its obligations under this agreement;

          (c) it is the sole holder of record and the beneficial owner of the Shares and Associates will acquire from it valid title to the Shares free and clear of all options, claims, liens and encumbrances;

          (d) this agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, and other similar laws of general applicability relating to or effecting creditor's rights and to general equitable principles; and

          (e) it is acquiring the Class A Common Stock to be received in exchange for the Shares for investment purposes, and not with a view to the resale or distribution thereof.

     2.2  Representations and Warranties of Associates.
Associates represents and warrants to the Company that:

          (a) it is a corporation duly incorporated, organized and validly existing under the laws of the State of Delaware;

          (b) it has the corporate power and capacity to, and has taken all corporate action necessary to, enter into, execute, deliver and perform its obligations under this agreement;

          (c)  when they are issued, the shares of Class A Common
               Stock to be issued in exchange for the Shares, will be duly issued as fully paid and non-assessable shares;

          (d) this agreement constitutes a valid and binding obligation of Associates enforceable against Associates in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, and other similar laws of general applicability relating to or effecting creditor's rights and to general equitable principles; and

          (e) it is acquiring the Shares for investment purposes, and not with a view to the resale or distribution thereof.

     IN WITNESS WHEREOF, the parties have caused this agreement to be executed as of the date first above written.

FORD MOTOR COMPANY
ASSOCIATES FIRST CAPITAL
CORPORATION

By:    /s/ Peter Sherry , Jr.
Its:  Assistant Secretary
By:   /s/ J.M. Rintamaki
Its:  Secretary